Exhibit 99.1

SMS Masterminds, publicly traded as SpendSmart Networks, Inc., Announces the Appointment of PayPal Executive Frank Liddy to its Board of Directors

SAN LUIS OBISPO, CA -- SpendSmart Networks, Inc. (SSPC) dba “SMS Masterminds,” a national full-service provider of mobile and loyalty marketing solutions, announced today that it plans to deepen its operational and mobile commerce expertise with the appointment of fintech industry veteran Frank Liddy to its Board of Directors.

Mr. Liddy is currently head of strategic partnerships at Paydiant, recently acquired by PayPal, where he empowers banks, retailers and strategic partners to achieve their growth objectives by creating great consumer experiences on Paydiant's open platform for mobile commerce.

Mr. Liddy has more than twenty years of experience as an operator, advisor and investor in the fintech community. Mr. Liddy joined Paydiant from the consultancy firm Capco (now part of FIS Global) and previously held key leadership positions at Citigroup, KPMG Consulting and Unisys.

Mr. Liddy is an active speaker at fintech industry conferences, a contributor to the Federal Reserve Bank's Mobile Payment Industry Workgroup and has been quoted in leading publications such as The Wall Street Journal, Newsweek, American Banker, PaymentsSource and Bank Systems and Technology.

Luke Wallace, SpendSmart’s CEO said, “With Frank joining our Board, we are deepening our mobile commerce, operational and financial services industry expertise. Frank’s experience will serve as an invaluable asset to our Company and its future strategies.”

About SpendSmart

SpendSmart Networks provides proprietary loyalty systems and a suite of digital engagement and marketing services that help local merchants build relationships with consumers and drive revenue. These services are implemented and supported by a vast network of certified digital marketing specialists, aka “Certified Masterminds,” who drive revenue and consumer relationships for merchants via loyalty programs, mobile marketing and website development. Consumers’ dollars go further when they spend it with merchants in the SpendSmart network of merchants, as they receive exclusive deals, earn rewards and ultimately build a connection with their favorite merchants.

Forward Looking Statements

Certain statements in this release are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about SpendSmart's financials, investors, investment bankers, growth and performance, future financial results and performance, costs and revenue, and other statements that are not historical in nature, particularly those that utilize terminology such as "plans," "anticipates," "will," "proposed," "may," "expects," "future," "continue," "show promise," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Risks and uncertainties may cause SpendSmart's actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular risks and uncertainties include, among others, uncertainties regarding licensee and subscriber acquisition, and achieving market acceptance, SpendSmart's ability to develop other licenses; and other risks and uncertainties described in SpendSmart's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC. All forward-looking statements in this release speak only as of the date of this release and are based on SpendSmart's current beliefs and expectations. SpendSmart undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
Luke Wallce, CEO
Luke@smsmasterminds.com
+1 877-541-8398